Exhibit 10.46

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is made by and between Edward G. Caminos (“Employee”) and CAMAC Energy Inc. (the “Company”) effective as of the 23rd day of February, 2012 (the “Effective Date”).

WITNESSETH

1. Whereas, Employee wishes to resign his employment with the Company, effective as of the Resignation Date; and

2. Whereas, Employee and the Company entered into an employment agreement executed by Employee on June 1, 2011 and effective as of July 1, 2011 (the “Employment Agreement”); and

3. Whereas, Employee and the Company desire to further memorialize Employee’s obligations with respect to any trade secrets and/or proprietary and confidential information acquired by Employee during his employment; and

4. Whereas, Employee desires to release any and all claims or causes of action Employee has or may have against the Company Parties (as defined below), including without limitation those that may have arisen during, or as a result of, Employee’s employment or the end of Employee’s employment.

5. Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree:

Section 1. Resignation from Employment. Employee acknowledges that he has decided to voluntarily resign his employment from the Company effective as of March 1, 2012 (the “Resignation Date”). Accordingly, the parties agree that Employee’s last day of employment with the Company will be the Resignation Date.

Section 2. Severance and Other Benefits. The Company, in exchange for the promises of Employee contained below, agrees as follows:

A. The Company agrees to pay Employee the total amount of $96,666.66 less any legally required deductions and withholdings (the “Severance Amount”). The Severance Amount will be paid in four separate installments. A first payment of $24,166.67, minus any applicable deductions and withholdings, will be made on March 30, 2012, provided the Employee has executed the Supplementary Release. Provided that Employee has executed the Supplementary Release, a subsequent payment of $24,166.67, minus applicable deductions and withholdings, will made on or before each of April 30, May 31 and June 30, 2012.

B. The Company agrees to pay Employee a bonus for 2011 in the amount of $72,500.00, minus payroll deductions and withholdings, provided Employee has executed the Supplementary Release, which such amount shall be paid within two (2) business days following the date that Employee executes the Supplementary Release.

C. During the portion, if any, of the four month period following the Resignation Date that Employee elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s group health and dental plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall reimburse Employee on a monthly basis for the premium costs paid by Employee in order to continue such health and/or dental coverage (the “COBRA Reimbursement”). The Company shall provide the COBRA Reimbursement within five days after Employee submits documentation to the Company evidencing his monthly payments to elect applicable continuation coverage; provided, however, that Employee must submit such documentation within thirty (30) days of his applicable payments, and provided further that the Company shall have no obligation to make the COBRA Reimbursements described above as of the date that Employee becomes eligible to participate in another entity’s health and/or dental insurance coverage, as applicable (which such eligibility shall be promptly reported by Employee to the Company).

D. The Company shall pay, in accordance with its normal payroll procedures, the base salary payable to Employee under the Employment Agreement accruing prior to the Resignation Date and shall reimburse Employee for all ordinary business expenses in accordance with the Company’s business expense reimbursement policy. Employee shall submit evidence of reimbursable business expenses incurred prior to the Resignation Date within ten business days after the Resignation Date and the Company shall reimburse such business expenses within five business days after receipt of such evidence. In addition, in his final paycheck for service through the Resignation Date, Employee shall receive payment for the value of his actual accrued but unused vacation days, which such estimated amount at the date hereof represents: (i) accrued and untaken vacation for 2012 totaling 3.33 days; and (ii) accrued and untaken vacation for 2011 rolled over to 2012 totaling 1.0 days.

Section 3. Prior Rights and Obligations. Except as provided for in this Agreement, this Agreement extinguishes all rights, if any, which Employee may have, contractual or otherwise, relating to his employment with the Company, including any rights to severance benefits under the Employment Agreement. Employee expressly acknowledges and agrees that his employment will end, or has ended, as of the Resignation Date and that he has not vested, and will not vest, in the stock options or restricted stock that he was awarded during his employment and he shall have no further rights with respect to any such stock options or restricted stock.

The Company agrees that, notwithstanding Employee’s resignation and the terms of this Agreement, Employee shall continue to be the beneficiary of any indemnity provisions in the Company’s Certificate of Incorporation or Bylaws.

Section 4. Release by Employee. Employee hereby releases and discharges the Company, its affiliates and its subsidiaries and Board of Directors, and their respective predecessors, successors, owners, partners, officers, directors, members, employees, agents, attorneys, benefit plans, administrators and insurers (collectively the “Company Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, including, but not limited to, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Employee executes this Agreement, including without limitation any claim arising out of, or relating to: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Civil Rights Act of 1991; (iii) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended; (v) the Immigration Reform Control Act, as amended; (vi) the Americans with Disabilities Act of 1990, as amended; (vii) the National Labor Relations Act, as amended; (viii) the Occupational Safety and Health Act, as amended; (ix) the Family and Medical Leave Act of 1993, as amended; (x) any state or federal anti-discrimination and/or anti-retaliation law; (xi) any other local, state or federal law, regulation or ordinance; (xii) any public policy, contract, tort, or common law claim; (xiii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (xiv) any and all claims Employee may have arising as the result of any alleged breach of any contract, incentive compensation plan or agreement, restricted unit agreement, or stock option plan or agreement with any Company Party including, without limitation the Employment Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in Sections 2A, 2B and 2C of this Agreement, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

Section 5. Agreement is Voluntary. Employee acknowledges and agrees that he has carefully read this Agreement and understands that, except as expressly reserved herein, it is a release of all claims, known or unknown, past or present. Employee further agrees that he has entered into this Agreement for the above-stated consideration. Employee warrants that he is fully competent to execute this Agreement which Employee understands to be contractual. Employee further acknowledges that he executes this Agreement of his own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised to consult an attorney. Finally, Employee enters into this Agreement fully knowing its effect and voluntarily for the consideration stated above.

Section 6. Expiration of Agreement. Employee acknowledges that he has been given until 4 p.m. on February 24, 2012, to accept this Agreement, and that if he fails to sign and return this Agreement to Nicolas Evanoff, Esq., Senior Vice President, General Counsel and Secretary of the Company (at the address of the Company set forth below), by that deadline, he will not be entitled to the benefits of this Agreement.

Section 7. Supplementary Release. Employee agrees that he will execute the supplementary release that is attached to this Agreement (the “Supplementary Release”) on the Resignation Date or within two business days thereafter. Employee agrees and understands that he will not be entitled to any of the Severance Amount or other payments and benefits described in Section 2A, 2B or 2C, unless he has complied with this requirement.

Section 8. Opportunity to Consult with Professional Advisors. Employee expressly acknowledges and agrees that he has had the opportunity to consult with, and has consulted with independent legal, tax and other professional advisors of his choosing with regard to his entry into this Agreement and the consequences thereof. Employee acknowledges and agrees that he enters into this Agreement knowingly and voluntarily with full understanding of the claims released herein and the tax consequences of the payments and benefits to be received by him hereunder.

Section 9. Proprietary and Confidential Information. Employee agrees and acknowledges that, during the course of his employment with the Company, he has acquired information regarding the Company’s trade secrets and/or proprietary and confidential information related to the Company’s past, present and anticipated business. Therefore, except as may be required by law, Employee acknowledges that Employee will not, at any time, disclose to others, permit to be disclosed, used, permit to be used, copy or permit to be copied, any trade secrets and/or proprietary and confidential information acquired during his employment with the Company. Such obligations are in addition to those commitments by Employee contained in Sections 5 and 6 of the Employment Agreement, which Employee acknowledges and agrees are enforceable and shall continue in full force and effect.

Notwithstanding the foregoing sentence and Section 6 of the Employment Agreement to the contrary, the term “business” (as defined in the Employment Agreement) shall be deemed to exclude the country of China, and Employee shall be permitted to seek employment with, consult with or otherwise engage in “businesses in competition with the Company” in any other geographic areas of the Company’s activities during the period of Employee’s employment to the extent such geographic areas do not constitute a material part of any such businesses’ financial results. Further, if Employee wishes to accept an opportunity in a “business in competition with the Company” other than as described in the preceding sentence, Employee agrees to seek the Company’s consent to accept such opportunity, which such consent shall not be unreasonably withheld or delayed. Further, the Company agrees to waive the application of Section 6 of the Employment Agreement as it pertains to non-competition (but not as it pertains to non-solicitation) after six (6) months following the Resignation Date.

Section 10. Amendments. This Agreement may only be amended in writing signed by Employee and an authorized officer of the Company.

Section 11. Confidentiality. Employee agrees that he will not, and that any person acting on Employee’s behalf will not, directly or indirectly, speak about, disclose or in any way, shape or form communicate to anyone, except as permitted in this Section, the terms of this Agreement or the consideration paid under this Agreement. The Company and Employee agree that the above described information may be disclosed only as follows:

A. to the extent as may be required by law to support the filing of Employee’s income tax returns or any legally required disclosures or legal filings;

B. to the extent as may be compelled by legal process or required by applicable law;

C. to the extent necessary to Employee’s legal or financial or tax advisors, but only after such person to whom the disclosure is to be made agrees to maintain the confidentiality of such information and to refrain from making further disclosures or use of such information.

Section 12. Non-disparagement. Employee shall not make any unfavorable or unflattering statements about the Company Parties including, but not limited to, comments about the conduct of other employees or members of the Company’s Board of Directors. Employee agrees that he will not disparage, criticize, condemn or impugn the business or personal reputation or character of any Company Party, or any of the actions which are, have been or may be taken by a Company Party with respect to or based upon matters, events, facts or circumstances arising or occurring prior to the date of execution of this Agreement.

Section 13. Cooperation. Employee shall cooperate with the Company to the extent reasonably required by the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work. Employee agrees to immediately notify the Company, if he is served with legal process to compel him to disclose any information related to his employment with the Company, unless prohibited to do so by law.

Section 14. Return of Documents and Property. Employee agrees to deliver at the termination of employment all correspondence, memoranda, notes, records, data, or information, analyses, or other documents and all copies thereof, including information in electronic form, which are related in any manner to the past, present or anticipated business of the Company or its affiliated companies. Employee further agrees to deliver at the termination of employment, any Company property which he may have in his possession or have been given use of during his employment, including without limitation, office keys, key cards, laptop computers, data media and cellular telephones.

Section 15. Enforcement of Agreement and Release. Should any provisions of this Agreement be held invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement. Portions held to be invalid or unenforceable shall be revised and reduced in scope as to be valid and enforceable, or if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

Section 16. Notices. Any notice, request, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, addressed as follows:

For the Company:

1330 Post Oak Blvd., Suite 2575

Houston, Texas 77056

Attn: Chief Executive Officer

With a copy to the General Counsel

For the Employee:

Edward G. Caminos

21118 Kelliwood Park Lane

Katy, Texas 77450

The date of any such notice and of such service thereof shall be deemed to be the date of mailing. Each party may change its address for the purpose of notice by giving notice to the other in writing.

Section 17. Choice of Law. It is agreed that the laws of Texas shall govern this Agreement and that venue for any claim necessary to enforce the provisions of this Agreement shall be proper in state or federal courts located in Harris County, Texas.

Section 18. Remedies. The Parties agree that because damages at law for any breach or nonperformance of this Agreement by Employee, while recoverable, will be inadequate, this Agreement may be enforced in equity by specific performance, injunction, or otherwise. Should any provisions of this Agreement be held to be invalid, such holdings shall not invalidate or void the remainder of this Agreement. Employee shall be entitled to enforce his rights and the Company’s obligations under this Agreement by any and all applicable actions at law or equity.

Section 19. Announcement. Employee shall be entitled to review the relevant portion of the Form 8-K notification of his resignation from employment prior to such Form 8-K being submitted to the Securities and Exchange Commission within the time designated by the Company.

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IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE EFFECTIVE DATE.

EMPLOYEE

By:	/s/ Edward G. Caminos	February 23, 2012
	Edward G. Caminos	DATE

THE COMPANY

By:	/s/ Nicolas J. Evanoff	February 23, 2012
	Name: Nicolas J. Evanoff	DATE
Title: Senior Vice President, General Counsel & Secretary

SUPPLEMENTAL RELEASE

Edward G. Caminos (“Employee”), previously signed a Separation Agreement and General Release of Claims (the “Original Agreement”) on February 23, 2012 and hereby enters this Supplemental Release (the “Supplemental Release”). In this Supplemental Release, Employee hereby releases the Company Parties from any and all claims arising out of Employee’s employment or termination from employment and all other claims that may have arisen between the time that Employee signed the Original Agreement and the date that Employee signs this Supplemental Release. This Supplemental Release incorporates all of the terms of the Original Agreement (and uses the same defined terms) and, in signing below, Employee expressly acknowledges and agrees as follows:

1. Employee hereby releases and discharges the Company Parties from any and all Released Claims and all other claims that would have been Released Claims had Employee executed the Original Agreement on the date that Employee executes this Supplemental Release. This Supplemental Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in Sections 2A, 2B and 2C of the Original Agreement, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

2. Other than those sums that Employee may be owed pursuant to Sections 2A, 2B and 2C of the Original Agreement, Employee has received all sums, compensation, wages, benefits and remuneration that he has been owed, or ever could be owed, by the Company Parties. Employee further represents that, in the course of his employment, he has received all leaves (paid and unpaid) that he was owed by the Company Parties.

IN SIGNING BELOW, EMPLOYEE EXPRESSLY ACKNOWLEDGES AND AGREES THAT HE HAS READ AND UNDERSTOOD THE ORIGINAL AGREEMENT AND THIS SUPPLEMENTAL RELEASE AND EMPLOYEE KNOWINGLY AND VOLUNTARILY AFFIRMS THE STATEMENTS MADE BY HIM, AND THE RELEASES GIVEN BY HIM, IN THE ORIGINAL AGREEMENT.

By:	/s/ Edward G. Caminos	February 23, 2012
	Edward G. Caminos	DATE